As filed with the Securities and Exchange Commission on August 28, 2020

Registration No. 333-238911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVIDEA BIOPHARMACEUTICALS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	2835	31-1080091
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

(614) 793-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jed A. Latkin

Chief Executive Officer, Chief Operating Officer & Chief Financial Officer

Navidea Biopharmaceuticals, Inc.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

(614) 793-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Faith L. Charles, Esq.
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017-4611
(212) 344-5680

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF EXCESS SECURITIES

On June 3, 2020, Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), filed with the U.S. Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-238911), as amended on June 17, 2020 (as so amended, the “Registration Statement”), which was originally declared effective on June 23, 2020. The Registration Statement registered the resale or other disposition from time to time by the selling stockholder named therein of up to 4,586,790 shares of the Company’s common stock, par value $0.001 per share, which consisted of: (i) 348,389 shares of common stock and (ii) up to 4,238,401 shares of common stock issuable upon conversion of shares of Series C Redeemable Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”).

As previously disclosed, the Company received $4.2 million in aggregate gross proceeds from the sale of the Series C Preferred Stock. As of the date of this filing, all of the Series C Preferred Stock has been converted into common stock. However, the original Registration Statement registered the resale of an additional 3,147,509 shares of common stock, which remain unissued, and which are not issuable, to the selling stockholder upon conversion of the Series C Preferred Stock.

Therefore, this Post-Effective Amendment is being filed to deregister, as of the effective date of this Post-Effective Amendment No. 1, the shares of common stock covered by the Registration Statement that have not been, and will not be, issued to the selling stockholder upon conversion of the Series C Preferred Stock.

This Post-Effective Amendment No. 1 does not affect the registration of the resale of any other shares of common stock by the selling stockholder, which continues to be registered thereby. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 28th day of August 2020.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
/s/ Jed A. Latkin
Jed A. Latkin
Chief Executive Officer, Chief Operating Officer and
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Jed A. Latkin	Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, Director
	Jed A. Latkin	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	August 28, 2020

*
	Y. Michael Rice	Chair, Director	August 28, 2020

*
	Claudine Bruck, Ph.D.	Director	August 28, 2020

*
	Adam D. Cutler	Director	August 28, 2020

*
	S. Kathryn Rouan, Ph.D.	Director	August 28, 2020

*By:	/s/ Jed A. Latkin
Jed A. Latkin Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, Director Attorney-In-Fact